                                 CLARCOR Inc.
              EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS
                                   ________


                                                      Three Months Ended
                                                  -----------------------------
                                                                    Restated
                                                     March 1,       March 2,
                                                       1997           1996
                                                  -----------------------------
AVERAGE SHARES OUTSTANDING
--------------------------
1. Average number of shares outstanding             15,973,537     15,912,669

2. Net additional shares resulting from
   assumed exercise of stock options*                  431,656        439,461
                                                  -----------------------------

3. Adjusted average shares outstanding
   for fully diluted computation (1 plus 2)         16,405,193     16,352,130
                                                  =============================

Earnings per share of common stock:

   Primary                                               $0.19          $0.24
                                                         =====          =====

   Assuming full dilution                                $0.18          $0.23
                                                         =====          =====


* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.

















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